     As filed with the Securities and Exchange Commission on April 30, 1997
                                                 Registration No. 33-___________

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                          ___________________________

                                    Form S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                          ___________________________

                            GERBER SCIENTIFIC, INC.
             (Exact name of registrant as specified in its charter)

        Connecticut                                 06-0640743
 -------------------------------                 -----------------
 (State or other jurisdiction of                 (I.R.S. Employer
 incorporation or organization)                 Identification No.)

                              83 Gerber Road West
                            South Windsor, CT 06074
                                 (860) 644-1551
               (Address, including zip code, and telephone number
                        of Principal Executive Offices)

                            Gerber Scientific, Inc.
                           1992 Employee Stock Plan,
                  As Amended and Restated As Of April 28, 1995
                            (Full title of the plan)
                    ________________________________________

                          Richard F. Treacy, Jr., Esq.
                              83 Gerber Road West
                            South Windsor, CT 06074
                                 (860) 644-1551
           (Name, address and telephone number of agent for service)


                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------
                                Proposed       Proposed      Amount of
Title of                        maximum        maximum       registration
securities     Amount           offering       aggregate     fee
to be          to be            price          offering
registered     registered       per share(1)   price(1)

Common Stock   2,500,000        $17.1875      $42,968,750    $13,021
               shares(2)(3)

_____________________________________________________________________________

(1) Pursuant to Rule 457(h), the proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee and is based upon the option price of options to acquire 407,125 shares of common stock of the registrant which have been granted under the Plan and the average of the high and low sales prices of the common stock of the registrant as reported on the New York Stock Exchange on April 25, 1997, a date within five business days of the date on which this registration statement is being filed, with respect to 2,092,875 shares of common stock of the registrant as to which options have not been granted as of the date of the filing of this Registration Statement.
(2) Plus, in accordance with Rule 416, such indeterminate number of additional shares as may become issuable pursuant to anti-dilution provisions of the Plan.
(3) In addition to the shares registered herein 500,000 shares were previously registered under Registration Statement file no. 33-58668 and 490,575 of such shares have not yet been issued and are being carried forward. The amount of the filing fee associated with such securities previously paid was $1,914.06.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


                                EXPLANATORY NOTE


     This Registration Statement is being filed to register additional shares for the Gerber Scientific, Inc. 1992 Employee Stock Plan, As Amended and Restated As Of April 28, 1995 (the "Plan"). Pursuant to instruction E of the General Instructions to Form S-8, the contents of Registration Statement No. 33-58668 in respect of the Company's 1992 Employee Stock Plan are hereby incorporated by reference; provided, however, that the Prospectus contained in Registration Statement No. 33-58668 shall be deleted and the Prospectus contained herein and filed as part of this Registration Statement shall be substituted therefor.

     As permitted by the rules of the Securities and Exchange Commission (the "Commission"), this Registration Statement omits the information specified in
Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Securities Act Rule 428(b). Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

     The Prospectus that is being filed with this Registration Statement has been prepared in accordance with the requirements of General Instruction C to Form S-8 and Part I of Form S-3, and may be used for reofferings of Common Stock acquired by persons named therein pursuant to the exercise of options under the Gerber Scientific, Inc. 1992 Employee Stock Plan, As Amended and Restated As Of April 28, 1995.

     Pursuant to Rule 429 of the Securities Act of 1933, the prospectuses covering securities registered pursuant to this Registration Statement also relate to the shares of the Company's Common Stock covered by Registration Statement No. 33-58668.

PROSPECTUS
__________
                            GERBER SCIENTIFIC, INC.
                              83 Gerber Road West
                       South Windsor, Connecticut  06074
                                (860) 644-1551
                       _________________________________

                             Shares of Common Stock
                             ($1.00 Par Value)
                       _________________________________




     The shares of common stock, $1.00 par value per share (the "Common Stock"), of Gerber Scientific, Inc. (the "Company") covered by this Prospectus are being offered by certain shareholders of the Company (the "Selling Shareholders") in connection with the exercise of options granted or to be granted under the Gerber Scientific, Inc. 1992 Employee Stock Plan, As Amended and Restated As Of April 28, 1995 (the "Plan"). No part of the proceeds of the sale of the shares of Common Stock will be received by the Company. This Prospectus also covers such additional shares that may be issued upon the exercise of options pursuant to the Plan's anti-dilution provisions, in the event of a stock dividend, split-up, recapitalization, reorganization or similar change in the Common Stock.


     The Company's Common Stock is traded on the New York Stock Exchange under the symbol GRB. On April 23, 1997, the closing price per share of the Common Stock, as reported on the New York Stock Exchange, was $17.25 per share.

     The Selling Shareholders have advised the Company that they propose to offer, from time to time, all or part of the shares of Common Stock on the New York Stock Exchange in ordinary brokerage transactions, in negotiated transactions, or otherwise, at such prices and on such terms as may be obtainable and satisfactory to such Selling Shareholders. No underwriting discounts or commissions will be paid other than normal brokerage commissions and fees which will be payable by the Selling Shareholders. All expenses of registration incurred in connection with this offering will be borne by the Company. No sales or distributions other than as described herein will be effected until this Prospectus shall have been appropriately amended or supplemented. See "Plan of Distribution."

                    ______________________________________

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
               BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
              STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
                AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                    _______________________________________


                 The date of this Prospectus is April 30, 1997

     Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. No person has been authorized to give any information or to make any representations in connection with this offering other than those contained or incorporated by reference in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares offered hereby in any jurisdiction in which such offer or solicitation may be unlawful.



                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     Additional information concerning the Company and the securities offered hereby is contained in the Registration Statement on Form S-8, of which this Prospectus is a part, filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement and the Exhibits thereto. Statements made in this Prospectus concerning the contents of the documents included in the Registration Statement and Exhibits are not necessarily complete, and such statements are qualified in their entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 1-5865) are incorporated herein by reference:

     (1) the Company's Annual Report on Form 10-K for the year ended April 30, 1996.

     (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended July 31, 1996, October 31, 1996 and January 31, 1997.

     (3) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of the Annual Report on Form 10-K.

     (4) the description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed by the Company together with all amendments or reports filed for the purpose of updating such description.

     In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all of the shares offered hereby have been sold or which deregisters all shares remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be supplemented, modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein supplements, modifies or supersedes such statement. Any such statement so supplemented, modified or superseded shall not be deemed to constitute a part of this Prospectus.


     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been incorporated herein by reference, other than exhibits to such documents that are not specifically incorporated by reference therein. All requests for such information should be addressed to Gary K. Bennett, Senior Vice President, Finance, Gerber Scientific, Inc., 83 Gerber Road West, South Windsor, CT 06074; telephone (860) 644-1551.


                                  THE COMPANY

     The Company, a Connecticut corporation incorporated in 1948, is a holding company providing corporate management services and financial resources to its subsidiaries. The Company, through its subsidiaries, designs, develops, manufactures, markets and services computer-aided design and computer-aided manufacturing (CAD/CAM) systems to automate the design and production processes in a broad range of industries.

     The Company's executive offices are located at 83 Gerber Road West, South Windsor, CT 06074, and its telephone number is (860) 644-1551.


                                USE OF PROCEEDS

     The Company will not realize any of the proceeds from the sale of the shares of Common Stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS


     The Selling Shareholders who are offering the shares of Common Stock pursuant to this Prospectus are officers and other "control persons" of the Company who have been granted or may in the future be granted options under the Plan. These Selling Shareholders obtained the shares of Common Stock offered hereby through the exercise of such options. Such shares were registered by the Company under the Securities Act on a Form S-8 Registration Statement filed with the Commission on April 30, 1997.

The following table sets forth the name and address of each Selling Shareholder, the number of shares of Common Stock beneficially owned by each Selling Shareholder as of __________, 199_, the number of shares of Common Stock offered by each such Selling Shareholder pursuant to this Prospectus, and the number of shares and percentage of the outstanding Common Stock to be owned by each such person after the completion of this offering. This information is based upon data supplied to the Company by each Selling Shareholder.


                             Number of Shares                       Number of Shares      Percentage
Selling        Relationship  Beneficially Owned    Number of        Beneficially Owned    Owned
Shareholder    to Company    Prior to Offering     Shares Offered   After Offering        After Offering




                              PLAN OF DISTRIBUTION

    The Company has been advised by the Selling Shareholders that they intend to sell all or a portion of the shares of Common Stock offered hereby, from time to time, on the New York Stock Exchange, and that sales will be made at prices prevailing at the time of such sales. The Selling Shareholders may also make sales directly, or through a broker or brokers, or in negotiated transactions at prices and on terms obtainable and satisfactory to such Selling Shareholders.

     The Selling Shareholders, and the brokers through whom sales of the shares of Common Stock are made, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. In addition, any profits realized by the Selling Shareholders or such brokers on the sale of such shares may be deemed to be underwriting commissions.


                                 LEGAL MATTERS

     Certain legal matters in connection with the securities offered hereby will be passed upon by Steptoe & Johnson LLP, Washington, D.C.

                                    EXPERTS

     The consolidated financial statements of Gerber Scientific, Inc. as of April 30, 1996 and 1995, and for each of the years in the three-year period ended April 30, 1996, incorporated by reference herein and elsewhere in the registration statement, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG Peat Marwick LLP audits and reports on consolidated financial statements of Gerber Scientific, Inc. issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon their report and said authority.

     With respect to the unaudited interim consolidated financial information for the periods ended July 31, 1996 and 1995, October 31, 1996 and 1995, and January 31, 1997 and 1996, incorporated by reference herein, the independent certified public accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's quarterly reports on Form 10-Q for the quarters ended July 31, 1996, October 31, 1996 and January 31, 1997 incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of the Act.


                                INDEMNIFICATION

     Sections 33-770 to 33-778 of the Connecticut Business Corporation Act give corporations the power to indemnify officers and directors under certain circumstances. Article III of the Company's by-laws provides for indemnification of officers and directors of the Company to the fullest extent permitted by applicable law. Further, the Plan provides for indemnification of current and past members of the Board of Directors or committee that administers the Plan by the Company against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit or proceeding to which such member may be or become a party or in which such member may be or become involved by reason of any action taken or failure to act under the Plan and against any amounts paid by such member in settlement thereof (with the Company's written approval) or paid by such member in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of such member's lack of good faith. In addition, the Company maintains directors' and officers' reimbursement and liability insurance with National Union Fire Insurance Company pursuant to standard form policies with an aggregate limit of $25 million.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 6.  Indemnification of Directors and Officers

     Sections 33-770 to 33-778 of the Connecticut Business Corporation Act gives corporations the power to indemnify officers and directors under certain circumstances. Article III of the Company's by-laws provides for indemnification of officers and directors of the Company to the fullest extent permitted by applicable law. Further, the Plan provides for indemnification of current and past members of the Board of Directors or committee that administers the Plan by the Company against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit or proceeding to which such member may be or become a party or in which such member may be or become involved by reason of any action taken or failure to act under the Plan and against any amounts paid by such member in settlement thereof (with the Company's written approval) or paid by such member in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of such member's lack of good faith. In addition, the Company maintains directors' and officers' reimbursement and liability insurance with National Union Fire Insurance Company pursuant to standard form policies with an aggregate limit of $25 million.


Item 8.  Exhibits

      5.1      Opinion of Steptoe & Johnson LLP

     24.1 Consent of Steptoe & Johnson LLP (included in the opinion filed as Exhibit 5.1).

     24.2      Consent of KPMG Peat Marwick LLP

     25.1      Powers of Attorney


Item 9.  Undertakings

Rule 415 Offering
-----------------

     The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
             ---- ----

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                     -II-1-

Incorporation of subsequent Exchange Act documents by reference
---------------------------------------------------------------

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                         ---- ----

Form S-8 Registration Statement
-------------------------------

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     -II-2-

                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of South Windsor, State of Connecticut, on April 30, 1997.


                               GERBER SCIENTIFIC, INC.



                               By: /s/ George M. Gentile
                                   ------------------------------
                                   George M. Gentile
                                   Chairman and Chief Executive Officer


                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints George M. Gentile and Richard F. Treacy, Jr., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him in his name, place and stead, in any and all capacities, to sign any post-effective amendments to this Registration Statement, and any and all documents in connection therewith, and to file the same, with all exhibits thereto, and all documents in connection therewith with the Securities and Exchange Commission under the Securities Act of 1933, grants to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, and hereby ratifies, approves and confirms all that each of such attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                      Title                        Date



/s/ George M. Gentile         Chairman of the Board         April 30, 1997
------------------------      and Chief Executive Officer
George M. Gentile             (Principal Executive Officer)




/s/ Gary K. Bennett           Senior Vice President,        April 30, 1997
------------------------      Finance; Treasurer and
Gary K. Bennett               Corporate Controller
                              (Principal Financial Officer)


                                     -II-3-

/s/ Stanley Simon               Director                     April 30, 1997
---------------------------
Stanley Simon


/s/ A. Robert Towbin            Director                     April 30, 1997
---------------------------
A. Robert Towbin

/s/ David J. Gerber             Director                     April 30, 1997
---------------------------
David J. Gerber


/s/ Edward E. Hood, Jr.         Director                     April 30, 1997
---------------------------
Edward E. Hood, Jr.


/s/ William Jerome Vereen       Director                     April 30, 1997
---------------------------
William Jerome Vereen


/s/ David J. Logan              Director                     April 30, 1997
---------------------------
David J. Logan

                                     -II-4-

                                 EXHIBIT INDEX


     Exhibit Number      Description of Exhibit

      5.1           Opinion of Steptoe & Johnson LLP

     24.1           Consent of Steptoe & Johnson LLP
                    (included in the opinion filed as
                     Exhibit 5.1)

     24.2           Consent of KPMG Peat Marwick LLP

     25.1           Powers of Attorney (included
                    on signature page)